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                                                                     EXHIBIT 4.2

                          CERTIFICATE OF AMENDMENT OF

                             AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF

                              CLARUS CORPORATION

          The undersigned, being the Chairman, Chief Executive Officer and President of CLARUS CORPORATION, a Delaware corporation, hereby certifies that:

                                      1.

          (a) The name of the Corporation is CLARUS CORPORATION (the "Corporation").

          (b) The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was November 20, 1991.

                                      2.

          The following amendment to the Corporation's Certificate of Incorporation was duly adopted by stockholders of the Corporation at the 2000 annual meeting of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "Code"), and written notice of such meeting was given to all stockholders in accordance with
Section 222 of the Code.

                                      3.

          Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by striking paragraph (a) of Article 4 in its entirety and replacing said paragraph with the following:

     This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 105,000,000 shares, of which 100,000,000 shares are Common Stock,
     $.0001 par value per share, and 5,000,000 shares are Preferred Stock,
     $.0001 par value per share. The rights and preferences of all outstanding shares of Common Stock shall be identical. The holders of outstanding shares of Common Stock shall have the right to vote on all matters submitted to a vote of the stockholders of the
     Corporation, on the basis of one vote per share of Common Stock owned.
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          IN WITNESS WHEREOF, CLARUS CORPORATION, has caused this Certificate to be signed and attested by its duly authorized officers, this 13th day of June, 2000.

                                         CLARUS CORPORATION

                                         By: /s/ Stephen P. Jeffery
                                             -----------------------------------
                                             Stephen P. Jeffery, Chairman, Chief
                                             Executive Officer and President
ATTEST:

/s/ Mark Gagne
--------------------------------
Mark Gagne, Secretary

[CORPORATE SEAL]

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